Exhibit 10.40

Amendment No. 1
OGE Energy Corp. Restoration of Retirement Income Plan
(As Amended and Restated Effective January 1, 2005)

OGE Energy Corp., an Oklahoma corporation (the “Company”), in accordance with the authority reserved to the Company under Section 9 of the OGE Energy Corp. Restoration of Retirement Income Plan (As Amended and Restated Effective January 1, 2005) (the “Plan”), hereby amends the Plan, effective as of January 1, 2010, in the following respect:

1.	By adding at the end of the definition of “Compensation” in Section 2 of the Plan a new sentence to read as follows:

“Notwithstanding any provision of the Plan, with respect to any Participant who for the first time becomes a participant in the Retirement Plan on or after January 1, 2010, Compensation shall not, for purposes of Section 5(a) or for any other purpose of the Plan, include any amounts paid to such Participant for any period of service with the Company or other Employer before January 1, 2010 (including any bonus paid in 2010 for such service).”

2.	By deleting the first sentence of the first paragraph of Section 5 of the Plan and inserting in lieu thereof a new sentence to read as follows:

“The benefits payable to a Participant or his beneficiary or beneficiaries under this Plan shall be equal to the excess, if any, of:

(a)           the benefits which would have been paid on or after July 14, 1987, to such Participant, or on his behalf to his beneficiary or beneficiaries, under the Retirement Plan, if the provisions of the Retirement Plan were administered (i) using the definition of Compensation contained in Section 2 of the Plan and (ii) without regard to the 415 Limit or the 401(a)(17) Limit, over

(b)           the benefits which are payable to such Participant, or on his behalf to his beneficiary or beneficiaries, under the Retirement Plan; provided, however, that, with respect to a Participant who for the first time becomes a participant in the Retirement Plan on or after January 1, 2010, the benefit payable under the Retirement Plan shall be determined for purposes of this subsection (b) as if under the Retirement Plan the Participant had accrued no benefits attributable to compensation for any periods of service with the Company or other Employer before January 1, 2010 (including any bonus paid in 2010 for such service).”

3.
By deleting the phrase “with the objective that such recipient” where it appears in the first sentence of the second paragraph of Section 5 of the Plan and inserting in lieu thereof the phrase “with the objective that, except as provided in the preceding paragraph, such recipient”.

4.	Except as provided herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, OGE Energy Corp. has caused this instrument to be executed in its name by a member of its Benefits Oversight Committee as of the 16th day of December 2009.

OGE ENERGY CORP.

By:  Its Benefits Oversight Committee

By: /s/ Carla D. Brockman
Title: Vice President – Administration / Corporate Secretary